MEDOVEX CORPORATION

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

5% SERIES B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955

NEVADA REVISED STATUTES

The undersigned, President of Medovex Corporation (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on May 1, 2018 (the Effective Date”);

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, as amended to date, to provide by resolution or resolutions for the issuance of 500,000 shares of Preferred Stock, par value $0.001 per share, of the Corporation, in such Series B and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue up to 10,000 shares of 5% Series B Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”).

Section 2. Stated Value. Each share of Series B Preferred Stock shall have a stated value of $100.00 per share (the “Stated Value”).

Section 3. Liquidation.

(a) Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series B Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value (the “Liquidation Amount”) plus all accrued and unpaid dividends. All preferential amounts to be paid to the holders of Series B Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock and (ii) the Corporation’s Common Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series B Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series B Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the Fair Market Value of such property.

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Section 4. Rank. The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation, rank senior to all classes of Common Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created (collectively referred to, together with all classes of Common Stock, as “Junior Securities”).

Section 5. Dividends; Purchase Rights.

(a) The holders of the Series B Preferred Stock shall receive a five percent (5%) annual dividend on the outstanding Series B Preferred Stock, payable quarterly on March 31, June 30, September 30 and December 31 of each year (the “Dividend Date”), with the first dividend payable for the period between the Issuance Date and June 30, 2018. Each quarterly dividend shall be payable in cash.

(b) In the event that the Corporation shall at any time declare and pay a dividend or distribution of assets on any pari passu or junior shares of capital stock of the Corporation (other than a dividend or distribution payable solely in shares of Common Stock), it shall, at the same time, declare and pay to each holder of Series B Preferred Stock a dividend equal to the dividend that would have been payable to such holder as if the shares of Series B Preferred Stock held by such holder had been converted pursuant to Section 6(a) hereof into Common Stock on the date of determination of Holders of Common Stock entitled to receive such dividend (provided, however, to the extent that the right of a holder of Series B Preferred Stock to participate in any such dividend would result in such holder exceeding such holder’s ownership limitations as set forth in Section 6(d) herein, then such holder shall not be entitled to participate in such dividend to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such dividend to such extent) and the portion of such dividend shall be held in abeyance for the benefit of such holder until such time, if ever, as its right thereto would not result in such holder exceeding the maximum limitations of such holder’s ownership, as set forth in Section 6(d) herein, at which time such holder shall be granted such right to the same extent as if there had been no such limitation). For purposes hereof the Series B Preferred Stock shall participate in all dividends (ordinary and special) declared on shares of Common Stock.

(c) The Corporation may not declare or pay any dividend or make any distribution of assets on, or redeem, purchase or otherwise acquire, shares of capital stock of the Corporation ranking pari passu or junior to the Series B Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, unless all declared and unpaid dividends on the Series B Preferred Stock have been or are contemporaneously paid.

(d) If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s shares of Series B Preferred Stock (without taking into account any limitations or restrictions on the conversion of the Series B Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding such Holder’s ownership limitations as set forth in Section 6(d) herein, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Purchase Right to such extent) and the portion of such Purchase Right shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the maximum limitations of such Holder’s ownership, as set forth in Section 6(d) herein, at which time such Holder shall be granted such right to the same extent as if there had been no such limitation).

Section 6. Conversion.

(a) Conversion Option. At any time and from time to time on or after the Effective Date, the Series B Preferred Stock shall be convertible (in whole or in part), at the option of the Holder (the “Conversion Option”), into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Rate”) as is determined by dividing (x) the aggregate Stated Value of the shares of Series B Preferred Stock that are being converted plus any accrued but unpaid dividends thereon as of such date that the Holder elects to convert by (y) the Conversion Price (as defined in Section 6(b) hereof) then in effect on the date (the “Conversion Date”) on which the Holder faxes a notice of conversion (the “Conversion Notice”), substantially in the form of Exhibit A attached hereto, duly executed, to the Corporation (facsimile number: (404) 393-6989, Attn.: Jarrett Gorlin (or current CEO, President or CFO), provided, however, that the Conversion Price shall be subject to adjustment as described in Section 10 below. The Holder shall deliver the stock certificate representing the Series B Preferred Stock to be converted to the Corporation at the at such time that the Series B Preferred Stock is fully converted. With respect to partial conversions of the Series B Preferred Stock, the Corporation shall keep written records of the number of shares of Series B Preferred Stock converted as of each Conversion Date. No Conversion Notice shall be required for Conversion upon a change of control.

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(b) Conversion Price. The term “Conversion Price” shall mean $0.40, subject to adjustment under Section 10 hereof for all circumstances and in all cases set forth in such section since the Effective Date.

(c) Mechanics of Conversion

(i) Not later than three (3) Trading Days after any Conversion Date, the Corporation or its designated transfer agent, as applicable, shall issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. In the alternative, not later than three (3) Trading Days after any Conversion Date, the Corporation shall deliver to the Holder by express courier a certificate or certificates which shall be free of restrictive legends and trading restrictions representing the number of shares of Common Stock being acquired upon the conversion of the Series B Preferred Stock (the “Delivery Date”). Notwithstanding the foregoing to the contrary, the Corporation or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the Holder’s behalf via DWAC (or certificates free of restrictive legends) if such conversion is in connection with a sale and the Holder has complied with the applicable prospectus delivery requirements (as evidenced by documentation furnished to and reasonably satisfactory to the Corporation) or such shares may be sold pursuant to Rule 144 or an exemption from the registration requirements of the Securities Act of 1933, as amended. In the event the Corporation shall not electronically deliver to the Holders upon conversion of Series B Preferred Stock shares of Common Stock through DTC pursuant to the immediately preceding sentence, then the Corporation shall not later than three (3) Trading Days after any Conversion Date issue and dispatch to such Holder by overnight courier to the address as specified in the Notice of Conversion, a certificate, registered in the Corporation’s share register in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder is entitled pursuant to such conversion. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the Holder by the Delivery Date, the Holder shall be entitled by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the shares of Series B Preferred Stock tendered for conversion (if applicable), and whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 6(c)(ii) and 6(c)(iii) shall be payable through the date notice of rescission is given to the Corporation.

(ii) The Corporation understands that a delay in the delivery of the shares of Common Stock upon conversion of the Series B Preferred Stock beyond the Delivery Date could result in economic loss to the Holder. If the Corporation fails to deliver to the Holder such shares via DWAC (or, if applicable, certificates) by the Delivery Date, the Corporation shall pay to the Holder, in cash, an amount per Trading Day for each Trading Day until such shares are delivered via DWAC or certificates are delivered (if applicable), together with interest on such amount at a rate of 10% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of: (A) (i) 1% of the aggregate Stated Value of the Series B Preferred Stock requested to be converted for the first five (5) Trading Days after the Delivery Date and (ii) 2% of the aggregate Stated Value of the Series B Preferred Stock requested to be converted for each Trading Day thereafter; and (B) $1,000 per day (which amount shall be paid as liquidated damages and not as a penalty). Nothing herein shall limit the Holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and the Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Corporation shall only be obligated to pay the liquidated damages accrued in accordance with this Section 6(c)(ii) through the date the Conversion Notice is withdrawn.

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(iii) In addition to any other rights available to the Holder, if the Corporation fails to cause its transfer agent to transmit via DWAC or transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series B Preferred Stock on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock that the Corporation was required to deliver to the Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Series B Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series B Preferred Stock as required pursuant to the terms hereof.

(d) Ownership Cap and Certain Conversion Restrictions.

(i) Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series B Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time (the “4.99% Beneficial Ownership Limitation”); provided, however, that upon the Holder providing the Corporation with sixty-one (61) days’ advance notice (the “4.99% Waiver Notice”) that the Holder would like to waive this Section 6(d)(i) with regard to any or all shares of Common Stock issuable upon conversion of the Series B Preferred Stock, this Section 6(d)(i) will be of no force or effect with regard to all or a portion of the Series B Preferred Stock referenced in the 4.99% Waiver Notice.

(ii) Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of the Series B Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the Holder at such time, would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time (the “9.99% Beneficial Ownership Limitation” and the lower of the 9.99% Beneficial Ownership Limitation and the 4.99% Beneficial Ownership Limitation then in effect, the “Maximum Percentage”)).

(iii) By written notice to the Corporation, a holder of Series B Preferred Stock may from time to time decrease the Maximum Percentage to any other percentage specified in such notice.

(iv) For purposes hereof, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a holder of Series B Preferred Stock, the Corporation shall within one (1) business day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series B Preferred Stock, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Corporation’s Common Stock within 60 days’ of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

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(e) Inability to Fully Convert.

(i) Holder’s Option if the Corporation Cannot Fully Convert. In addition to the Holder’s other remedies hereunder, if, upon the Corporation’s receipt of a Conversion Notice, the Corporation cannot issue shares of Common Stock because the Corporation does not have a sufficient number of shares of Common Stock authorized and available or for any other reason, then the Corporation shall issue as many shares of Common Stock as it is able to issue in accordance with the Holder’s Conversion Notice and, with respect to the unconverted portion of the Series B Preferred Stock, the Holder, solely at Holder’s option, can elect to:

(A) If the Corporation’s inability to honor any conversion fully is pursuant to Section 6(e)(i) above, require the Corporation to redeem such Holder’s then outstanding shares of Series B Preferred Stock (the “Mandatory Redemption”) at a price per share equal to the greater of (1) one hundred and ten percent (110%) of the aggregate Stated Value of such Holder’s then outstanding shares of Series B Preferred Stock plus all accrued and unpaid dividends thereon and (2) the product of (I) 100% of such Holder’s then outstanding shares of Series B Preferred Stock plus all accrued and unpaid dividends thereon and (II) the quotient determined by dividing (A) the greatest Closing Bid Price of the shares of Common Stock during the period beginning on the date immediately preceding the Corporation’s failure to honor any conversion fully pursuant to Section 6(e)(i) and ending on the date such Holder requests a Mandatory Redemption, by (B) the lowest Conversion Price in effect during such period (the “Mandatory Redemption Price”);

(B) void its Conversion Notice and retain or have returned, as the case may be, the shares of Series B Preferred Stock that was to be converted pursuant to the Conversion Notice (provided that the Holder’s voiding its Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice);

(C) exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 6(c)(iii) above.

In the event that the Holder shall elect to convert any portion of the Series B Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, violation of an agreement to which the Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or adjoining conversion of all or of the Series B Preferred Stock shall have been issued and the Corporation posts a surety bond for the benefit of the Holder in an amount equal to 110% of the aggregate Stated Value of the Series B Preferred Stock the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(ii) Mechanics of Fulfilling Holder’s Election. The Corporation shall immediately send via facsimile to the Holder, upon receipt of a facsimile copy of a Conversion Notice from the Holder which cannot be fully satisfied as described in Section 6(e) above, a notice of the Corporation’s inability to fully satisfy the Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (x) the reason why the Corporation is unable to fully satisfy such holder’s Conversion Notice, (y) the aggregate Stated Value of Series B Preferred Stock the for which conversion has been requested and which cannot be converted and (z) the applicable Mandatory Redemption Price. The Holder shall notify the Corporation of its election pursuant to Section 6(e) above by delivering written notice via facsimile to the Corporation (“Notice in Response to Inability to Convert”).

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(iii) Payment of the Mandatory Redemption Price. If the Holder shall elect to have its Series B Preferred Stock redeemed pursuant to Section 6 (e)(i) above, the Corporation shall pay the Mandatory Redemption Price to the Holder within ten (10) days of the Corporation’s receipt of the Holder’s Notice in Response to Inability to Convert, provided, that, prior to the Corporation’s receipt of the Holder’s Notice in Response to Inability to Convert the Corporation has not delivered a notice to the Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Mandatory Redemption has been cured and all Conversion Shares issuable to the Holder can and actually are delivered to the Holder in accordance with the terms set forth herein. If the Corporation shall fail to pay the applicable Mandatory Redemption Price to the Holder on the date that is five (5) Business Days following the Corporation’s receipt of the Holder’s Notice in Response to Inability to Convert (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Mandatory Redemption Price), in addition to any remedy the Holder may have hereunder, such unpaid amount shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full (or, if less, the highest rate permitted by law). Until the full Mandatory Redemption Price is paid in full to the Holder, the Holder may (i) void the Mandatory Redemption with respect to that portion of the Series B Preferred Stock for which the full Mandatory Redemption Price has not been paid, (ii) receive back such shares of Series B Preferred Stock, and (iii) require that the Conversion Price of such returned shares of Series B Preferred Stock be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Holder voided the Mandatory Redemption and (B) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date the Holder voided the Mandatory Redemption.

Section 7. Other Provisions.

(a) Reservation of Common Stock. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series B Preferred Stock from time to time outstanding.

(b) Record Holders. The Corporation and its transfer agent, if any, for the Series B Preferred Stock may deem and treat the record holder of any shares of Series B Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 8. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of the Series B Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series B Preferred Stock, including but not limited to the issuance of any class of securities senior or pari passu to the Series B Preferred Stock or incurring any indebtedness in excess of $100,000 (in the aggregate) except for ordinary trade payables.

Section 9. Voting Rights.

(a) Generally. The Holders shall have the right to receive notice of any meeting of holders of Common Stock or Series B Preferred Stock and to vote upon any matter submitted to a vote of the holders of Common Stock or Series B Preferred Stock. Except as otherwise expressly set forth in the Certificate of Incorporation (including this Certificate of Designation), the Holders shall vote on each matter submitted to them with the holders of Common Stock and all other classes and series of Capital Stock entitled to vote on such matter, taken together as a single class, if any.

(b) Number of Votes. In any case in which the holders of the Series B Preferred Stock shall be entitled to vote pursuant to this Certificate of Designation or pursuant to the DGCL or other applicable law, each Holder entitled to vote with respect to such matter shall be entitled to vote, with respect to each share of such Series B Preferred Stock, the number of votes that equals the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible.

Section 10. Certain Adjustments.

(a) So long as any Series B Preferred Stock shall be outstanding, from and after the Effective Date, the Conversion Price shall be subject to adjustment from time to time as follows (but shall not be increased, other than pursuant to Section 10(a)(i) hereof):

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(i) Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Effective Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Effective Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 10(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Effective Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, the applicable Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Effective Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holders of the Series B Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation which they would have received had the Series B Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 10(a)(iii) with respect to the rights of the Holder; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this Section 10(a)(iii) as of the time of actual payment of such dividends or distributions.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series B Preferred Stock at any time or from time to time after the Effective Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 10(a)(i), 10(a)(ii) and 10(a)(iii), or a Fundamental Transaction provided for in Section 10(a)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert the Series B Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Series B Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

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(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Effective Date there shall be a Fundamental Transaction, then as a part of such Fundamental Transaction, (A) if the surviving entity in any such Fundamental Transaction is a public company that is registered pursuant to the Exchange Act, its common stock is listed or quoted on a national exchange or the OTC Bulletin Board and the surviving entity’s publicly traded common stock is issued to the holders of Common Stock of the Corporation pursuant to such Fundamental Transaction, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert the Series B Preferred Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation resulting from such Fundamental Transaction, and (B) if the surviving entity in any such Fundamental Transaction is not a public company that is registered pursuant to the Exchange Act, or its common stock is not listed or quoted on a national exchange or the OTC Bulletin Board or the publicly traded common stock of the surviving entity is not issued to holders of Common Stock of the Corporation pursuant to such Fundamental Transaction, each Holder shall have the right to receive (a “Fundamental Transaction Redemption”) the greater of (1) one hundred and ten percent (110%) of the aggregate Stated Value of such Holder’s then outstanding shares of Series B Preferred Stock plus all accrued and unpaid dividends thereon and (2) the product of (I) 100% of such Holder’s then outstanding shares of Series B Preferred Stock plus all accrued and unpaid dividends thereon and (II) the quotient determined by dividing (A) the greatest Closing Bid Price of the shares of Common Stock during the period beginning on the date immediately preceding the earlier to occur of (I) the consummation of such Fundamental Transaction and (II) the public announcement of such Fundamental Transaction and ending on the date the Holder requests in writing a Fundamental Transaction Redemption, by (B) the lowest Conversion Price in effect during such period. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 10 (a)(v) with respect to the rights of the Holder after the Fundamental Transaction to the end that the provisions of this Section 10 (a)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series B Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Consideration for Stock. In case any shares of Common Stock or any Common Stock Equivalents shall be issued or sold, at any time, from time to time after the Effective Date:

(A) in connection with any merger or consolidation in which the Corporation is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Corporation shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Corporation, of such portion of the assets and business of the non-surviving corporation as such Board of Directors of the Corporation may determine to be attributable to such shares of Common Stock, rights or warrants or options, as the case may be; or

(B) in the event of any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Corporation shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any corporation, the Corporation shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the Fair Market Value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock. In the event Common Stock is issued with other shares or securities or other assets of the Corporation for consideration which covers both, the consideration computed as provided in this Section 10 (a)(vi) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Corporation; or

(C) for services, other than as permitted pursuant to Section 10(c) hereof, the amount of consideration therefor shall be deemed to be the par value of the Common Stock.

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(vii) Subsequent Equity Sales. If the Corporation, at any time while the Series B Preferred Stock is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then, the Conversion Price shall be reduced and only reduced to equal the Base Share Price and the number of shares of Common Stock issuable hereunder shall be increased such that the aggregate Conversion Price payable hereunder, after taking into account the decrease in the Conversion Price, shall be equal to the aggregate Conversion Price prior to such adjustment. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Corporation shall notify the Holders, in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 3(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of shares of Common Stock based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise.

(viii) Subsequent Financing Terms. If the Corporation, at any time while the Series B Preferred Stock is outstanding upon any issuance by Corporation or any of its subsidiaries, of any security, or amendment to a security that was originally issued before the issuance of the Series B Preferred with any term that the Holder believes is more favorable to the holder of such other security or with a term in favor of the holder of such security that the Holder reasonably believes was not similarly provided to the Holder then (i) the Corporation shall notify the Holder of such additional or more favorable term within one (1) business day of the issuance and/or amendment (as applicable) of the respective security, and such term, at Holder’s option, shall become a part of the Series B Preferred (regardless of whether the Corporation complied with the notification provision). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion discounts, prepayment rate, conversion lookback periods, commitment shares, warrant terms, interest rates, and original issue discounts. If Holder elects to have the term become a part of the Series B Preferred, then the Corporation shall immediately deliver acknowledgment of such adjustment in form and substance reasonably satisfactory to the Holder (the “Acknowledgment”) within three (3) business days of the Corporation’s receipt of request from Holder (the “Adjustment Deadline”), provided that Corporation’s failure to timely provide the Acknowledgement shall not affect the automatic amendments contemplated hereby. If the Acknowledgement is not delivered by the Adjustment Deadline, then $1,000.00 per day shall be paid for each day beyond the Adjustment Deadline that the Corporation fails to deliver such Acknowledgement.

Subsection 10(a)(vi) and 10(a)(vii) shall not be triggered by the Company’s issuance of any stock option pursuant to stockholder approved Stock Option Plan.

(b) Record Date. In case the Corporation shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Common Stock Equivalents, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(c) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation, Bylaws or other constitutional documents, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 10 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holder against impairment. In the event a Holder shall elect to convert any portion of the Series B Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and or adjoining conversion of all or of the Series B Preferred Stock shall have issued and the Corporation posts a surety bond for the benefit of such Holder in an amount equal to one hundred thirty percent (130%) of the aggregate Stated Value of the Series B Preferred Stock that the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder (as liquidated damages) in the event it obtains judgment.

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(d) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to this Section 10, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of the Series B Preferred Stock. Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(e) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series B Preferred Stock pursuant thereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. All fractional shares shall be rounded up to the nearest whole share.

(g) Reservation of Common Stock. The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series B Preferred Stock and all dividends accrued thereon; provided that the number of shares of Common Stock so reserved shall at no time be less than two hundred percent (200%) of the number of shares of Common Stock for which the Series B Preferred Stock and all dividends accrued thereon are at any time convertible. The Corporation shall, from time to time in accordance with Nevada law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Corporation’s obligations under this Section 10(g).

(h) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of the Series B Preferred Stock or any dividends accrued thereon require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 11. If the Corporations fails to pay to any Holder any Liquidation Amount, Dividends, interest or other amounts, whether in cash or otherwise, when and as due under this Certificate of Designation (including, without limitation, the Corporation’s failure to pay any redemption amounts hereunder), such Holder may require the Corporation to redeem such Holder’s then outstanding Series B Preferred Stock (the “Payment Failure Redemption”) at a price per share equal to the greater of (1) one hundred and ten percent (110%) of the aggregate Stated Value of such Holder’s then outstanding shares of Series B Preferred Stock plus all accrued and unpaid dividends thereon and (2) the product of (I) 100% of such Holder’s then outstanding shares of Series B Preferred Stock plus all accrued and unpaid dividends thereon and (II) the quotient determined by dividing (A) the greatest Closing Bid Price of the shares of Common Stock during the period beginning on the date immediately preceding the Corporation’s failure to make any such payment and ending on the date such Holder requests a Payment Failure Redemption, by (B) the lowest Conversion Price in effect during such period (the “Payment Failure Redemption Price”). If the Holder shall elect to have its Series B Preferred Stock redeemed pursuant to this Section 11, the Corporation shall pay the Payment Failure Redemption Price to the Holder within ten (10) days of the Corporation’s receipt of the Holder’s written request for a Payment Failure Redemption. If the Corporation shall fail to pay the applicable Payment Failure Redemption Price to the Holder on the date that is five (5) Business Days following the Corporation’s receipt of the Holder’s request for a Payment Failure Redemption (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Payment Failure Redemption Price), in addition to any remedy the Holder may have hereunder, such unpaid amount shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full (or, if less, the highest rate permitted by law). Until the full Payment Failure Redemption Price is paid in full to the Holder, the Holder may (i) void the Payment Failure Redemption with respect to that portion of the Series B Preferred Stock for which the full Payment Failure Redemption Price has not been paid, (ii) receive back such shares of Series B Preferred Stock, and (iii) require that the Conversion Price of such returned shares of Series B Preferred Stock be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Holder voided the Payment Failure Redemption and (B) the lowest Closing Bid Price during the period beginning on the date such payment was due and ending on the date the Holder voided the Payment Failure Redemption.

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Section 12. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such latter Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such former Person.

“Board of Directors” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

“Certificate of Designation” means this Certificate of Designation creating the Series B Preferred Stock.

“Closing Bid Price” shall mean, on any particular date (i) the last trading price per share of the Common Stock on such date on the OTC Bulletin Board or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the last trading price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not then listed or traded on a registered national securities exchange or quoted on the OTC Bulletin Board, then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Holder, or (iii) if the Common Stock is not then publicly traded the Fair Market Value of a share of Common Stock as determined by the Holder and reasonably acceptable to the Corporation.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the Effective Date such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Common Stock” means the Corporation’s Common Stock, par value $0.001 per share.

“Conversion Price” shall have the meaning set forth in Section 6(b) above.

“Corporation” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Effective Date” shall have the meaning provided in the first paragraph of this Certificate of Designation.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which would be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be mutually determined by (i) the legally adopted vote or consent of the Board of Directors and certified in a board resolution and (ii) the Required Holders (as defined in the Subscription Agreement).

“Fundamental Transaction” means that (A) the Corporation shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation or any of its Subsidiaries to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination, or any Person who is a holder of the Corporation’s securities on the date hereof or who is a Holder), or (v) reorganize, recapitalize or reclassify its Common Stock or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act ), directly or indirectly, of either (x) 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock (other than any Person who is a holder of the Corporation’s securities on the date hereof or who is a Holder) or (y) 50% or more of the shares of Voting Stock of the Corporation not held by such Person or Persons as of the date hereof (other than any Person who is a holder of the Corporation’s securities on the date hereof or who is a Holder).

“Holder” means a holder of shares of Series B Preferred Stock as reflected in the register maintained by the Corporation or the transfer agent for the Series B Preferred Stock.

“Issuance Date” means the Closing Date under the Subscription Agreement, pursuant to which the Corporation shall issue shares of Series B Preferred Stock and warrants to purchase Common Stock.

“Junior Securities” shall have the meaning provided in Section 4

“Liquidation Amount” shall have the meaning provided in Section 3(a).

“Person” means an individual, corporation, partnership, limited liability company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“Purchase Agreement” means the Subscription Agreement, dated April __, 2018 pursuant to which the Corporation shall issue, and the Purchaser or its Affiliates shall purchase, shares of Series B Preferred Stock and warrants to purchase Common Stock.

“Series B Preferred Stock” shall have the meaning provided in Section 1.

“Subsidiary” means any entity in which the Corporation, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

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“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board or a registered national securities exchange, or (b) if the Common Stock is not traded on the OTC Bulletin Board or a registered national securities exchange, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Trading Market” means the Over the Counter Bulletin Board, the OTC QB, the OTC QX, the New York Stock Exchange, the Nasdaq Capital Markets, the Nasdaq Global Markets, the Nasdaq Global Select Market or the NYSE MKT.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“VWAP” means, for any date, (i) the daily volume weighted average price of the Common Stock for such date on the OTC Bulletin Board or other Trading Market as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on a Trading Market for which the daily volume weighted average price of the Common Stock is available on Bloomberg L.P., or if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Corporation.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate this 1st day of May 2018.

MEDOVEX CORP.

By:	/s/ Jarrett Gorlin
Name:	Jarrett Gorlin
Title:	President and CEO

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EXHIBIT A

NOTICE OF CONVERSION

SERIES B CONVERTIBLE PREFERRED STOCK

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of common stock, $.001 par value per share (the “Common Stock”), of Medovex Corporation, a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series B Preferred Stock owned prior to Conversion:

Number of shares of Series B Preferred Stock to be Converted:

Stated Value of shares of Series B Preferred Stock to be Converted:

Number of shares of Common Stock to be issued upon Conversion:

Number of shares of Series B Preferred Stock subsequent to Conversion:

HOLDER

Name:
Title:

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